Exhibit 10.4

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between IdentiPHI, Inc. (“Company”) and Steven M. Oyer (“Employee”) with respect to the following facts:

A. Employee is currently employed by Company as its Chief Executive Officer pursuant to the terms of an employment agreement dated February 12, 2008 (the “Employment Agreement”).

B. Employee has decided to resign from his employment as an officer, director and employee with Company effective as of July 21, 2008 (the “Separation Date”). Company wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment. Employee’s last day of employment with Company is the Separation Date.

C. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Subject to the execution of this Separation Agreement, Company will provide Employee with certain benefits that he would not otherwise be entitled to receive as a result of his resignation from employment and to resolve any claims that Employee has or may have against Company.

2. Subject to Employee’s compliance with the terms of this Separation Agreement, Company shall provide Employee with the following benefits, subject to the requirements set forth below.

(a) A lump sum payment of $100,000, to Capital Placement Holdings, Inc. Such payment shall be made on the eighth day after the Separation Date provided that Employee has not revoked this Separation Agreement (by written notice to Asa Hutchinson, Chairman of the Special Committee of Company’s Board of Directors) prior to that date. Employee shall be responsible for any applicable taxes on such payment.

(b) A stock option award under Company’s 2007 Equity Incentive Plan to purchase 2,547,905 shares of Company’s common stock which shall fully vest and become exercisable on the on the eighth day after the Separation Date provided that Employee has not revoked this Separation Agreement (by written notice to Asa Hutchinson, Chairman of the Special Committee of Company’s Board of Directors) prior to that date. The stock option award shall have an exercise price per share equal to the last sale price of a share of Company’s common stock as reported on the OTC Bulletin Board on the date prior to the date of grant and shall expire ten (10) years after the grant date. Company shall grant the stock option award at any time prior to the Separation Date.

(c) A lump sum payment of $75,000, less applicable withholding, to Capital Placement Holdings, Inc., if Company completes a financing through the issuance of its equity or debt securities for cash prior to December 31, 2008. Such payment shall not be conditioned upon any minimum amount being raised in the financing, however such payment shall be conditioned upon one or more investors other than Chris Linegar, Key Ovation, LLC, or any of their respective affiliates or associates, participating in such financing (the “Triggering Financing”). Such payment shall be made within five (5) calendar days from completion of the Triggering Financing. Employee shall be responsible for any applicable taxes on such payment.

3. Employee has been granted an aggregate of 3,567,649 shares of restricted stock (the “Restricted Stock Award”), 3,396,127 of which remain unvested as of the Separation Date (the “Unvested Shares”). Employee and Company agree that Employee’s resignation from employment with Company shall constitute Employee’s voluntarily ceasing to provide Services to the Participating Company Group without Good Reason (as such terms are defined in the Restricted Stock Purchase agreement) as of the Separation Date for purposes of the Restricted Stock Award whether or not Employee continues as a member of Company’s Board of Directors or in any other capacity. Accordingly, as set forth in the terms of the Notice of Grant of Stock Purchase Right, the Restricted Stock Purchase Agreement and Company’s 2007 Equity Incentive Plan pursuant to which the Restricted Stock Award was granted to Employee, effective on the Separation Date the Unvested Shares shall cease to vest and Company shall have the right to repurchase the Unvested Shares under the terms and subject to the conditions set forth in the Restricted Stock Purchase Agreement. Notwithstanding any provision to the contrary in any prior agreement between Company and Employee with respect to the Restricted Stock Award, including but not limited to the Restricted Stock Purchase Agreement, the aggregate purchase price for the Unvested Shares being repurchased by Company shall be $0.01. This Separation Agreement shall constitute written notice to Employee of Company’s exercise of its repurchase right pursuant to Section 5.3 of the Restricted Stock Purchase Agreement with respect to all of the Unvested Shares.

4. Except with respect to the obligations created by this Separation Agreement, Employee and his successors release Company, its parents, subsidiaries and affiliated entities, and each of their respective shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”) of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Separation Agreement, including, but not limited to, any claims that are based upon or arise out of Employee’s employment with Company or the termination of that employment, and any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act or any other applicable law. However, the release contained in this paragraph 4 (the “Release of Claims”) is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of the Release of Claims under the Age Discrimination in Employment Act of 1967, as amended. The Release of Claims is also not intended to bar any claims to indemnification under applicable statutes, Company’s certificate of incorporation or bylaws, or an indemnification agreement between Company and Employee. Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. Except with respect to the obligations created by this Separation Agreement and any agreements described in paragraph 6, Company and its successors and assigns forever release and absolutely discharge Employee and his successors and assigns from any and all claims, demands, damages, debts, liabilities, actions and causes of action, whether now known or unknown, which Company now has, or at any other time had, or shall or may have against Employee based upon, arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date this Separation Agreement is signed (collectively referred to as the “Company Released Matters”). Notwithstanding the above release, Company Released Matters shall exclude any hereafter discovered breach by Employee of his legal and professional duties as Chief Executive Officer and director to Company.

5. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee, by this Separation Agreement, is advised to consult with an attorney before executing this Separation Agreement. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) that Employee has obtained and considered such legal counsel as Employee deems necessary; (d) that Employee has been given up to twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) that by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Asa Hutchinson, Chairman of the Special Committee of Company’s Board of Directors, by 5:00 p.m. Eastern Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven-day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day. The benefits described above shall become due and payable in accordance with paragraph 2, provided this Separation Agreement has not been revoked.

6. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between Company and Employee. On or before the Separation Date, Employee will return to Company, in good working condition, all Company property and equipment that is in Employee’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Employee prepared or received in the course of his employment with Company or otherwise came into his possession. Employee agrees in response to reasonable requests made by Company to cooperate fully and assist Company in any matter in which Employee has been involved during the course of Employee’s employment. Such assistance shall include providing information, preparing or reviewing documents, submitting to depositions, providing testimony and general cooperation to assist Company in explaining its position with respect to any matter in which Employee may have been involved as an employee of Company. In the event Employee incurs reasonable out-of-pocket expenses in providing such assistance during his lifetime, including reasonable attorneys’ fees, Company shall reimburse such eligible expenses in accordance with Company’s policy for reimbursement of senior executive officer expenses, including the requirements of such policy for documentation of such expenses. The contractual right to reimbursement shall not apply to any matter for which Employee has sought advancement of expenses and/or indemnification pursuant to Company’s bylaws, any indemnification agreement to which Employee is a party or reimbursement under any applicable directors and officers liability insurance policy. Company shall pay the reimbursement of eligible expenses on or before the last day of Employee’s taxable year following the taxable year in which the applicable expense was incurred by Employee. The amount of such expenses eligible for reimbursement during a taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year of Employee.

7. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Separation Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Company intends that income provided to Employee pursuant to this Separation Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (the “Code”). The provisions of this Separation Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Separation Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Separation Agreement. Employee represents that he has consulted his own attorney regarding the application of Section 409A of the Code to this Separation Agreement.

8. Employee agrees that he will not, at any time in the future, make any critical or disparaging statements about Company, its products, its services, or its directors or employees, unless such statements are made truthfully in response to a subpoena or other legal process. Company agrees to direct its executive officers and authorized spokespersons to refrain from making any critical or disparaging statements about Employee, unless such statements are made truthfully in response to a subpoena or other legal process.

9. Employee agrees that for a period of twelve months following the Separation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly (a) solicit any employee of Company to terminate his/her employment with Company, or (b) interfere with, impair, disrupt or damage Company’s relationship with any of its customers, partners or clients, or prospective customers, partners or clients, including, but not limited to, by means of soliciting, or encouraging or causing others to solicit, any of them for the purpose of diverting, taking away or diminishing the business such customers, partners or clients have or may have with Company. Employee understands and acknowledges that he has been privy to and has obtained Company confidential information during his employment. Employee agrees and understands that he shall not use or disclose in any manner not authorized by Company any confidential information obtained by him in connection with his employment.

10. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Separation Agreement. In the event of any legal action relating to or arising out of this Separation Agreement, the substantially prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

11. This Separation Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

12. This Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of (a) any agreements between the parties with respect to the Restricted Stock Award, which shall be modified only as set forth in paragraph 3 hereof, and (b) any agreements described in paragraph 6. This Separation Agreement will be deemed to supersede and amend in its entirety the Employment Agreement. Employee acknowledges and agrees that the Employee’s resignation as Chief

Executive Officer and as a member of the Board of Directors does not provide any rights under, and will not be asserted by Employee as grounds for any benefits under, the Employment Agreement, nor will Employee assert such resignations otherwise as grounds for any claim against Company for constructive termination of employment. This Separation Agreement may not be modified or amended except by a document signed by an authorized officer of Company and Employee.

13. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

14. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by any party hereto in breach hereof.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: July 21, 2008	By:	/s/ Steven M. Oyer
Steven M. Oyer

IDENTIPHI, INC.

Dated: July 21, 2008	By:	/s/ Asa Hutchinson
Asa Hutchinson
Director, IdentiPHI, Inc.

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